Exhibit 23.2

CONSENT OF KLS PETROLEUM CONSULTING LLC

We hereby consent to (i) the use of the name KLS Petroleum Consulting LLC (“KLSP”), (ii) references to KLSP as an independent, third-party, petroleum engineering firm, and (iii) the use of information from our report entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2,” (“Prior Reserve Report 1”) and the other entitled “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28- 2022,” (“Prior Reserve Report 2”) both of which had an effective date of October 31, 2021. KLSP has provided an updated reserve report with an effective date of April 30, 2024 , which is entitled “Reserve Attributable to Trio Petroleum Corp. South Salinas Area for Phased and Full Development” (the “Current Reserve Report”), which is included as an exhibit filed with the Annual Report on Form 10-K of Trio Petroleum Corp. for the fiscal year ended October 31, 2024. We further consent to the inclusion of each of the Prior Reserve Report 1, the Prior Reserve Report 2 and the Current Reserve Report as exhibits in the Registration Statement. We further consent to the reference to KLSP under the heading “EXPERTS” in the Annual Report.

KLS PETROLEUM CONSULTING LLC

By:	/s/ Kenneth L. Schuessler, P.E.
Name:	Kenneth L. Schuessler, P.E.
Title:	Managing Member
January 17, 2025